Exhibit 99.2

Trammell Crow Company
Statements of Income

(in thousands, except share and per share data)
(UNAUDITED)

	For the Six Months		For the Three Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
	(A)	(A), (B)		(A), (B)
Revenues:
Corporate Services:
Facilities management	$104,916	$116,097	$53,453	$57,682
Corporate advisory services	52,316	46,569	29,644	23,640
Project management services	30,331	28,996	15,884	15,263
	187,563	191,662	98,981	96,585
Institutional Services:
Property management	73,438	76,450	36,015	36,351
Brokerage	41,098	46,144	23,604	26,016
Construction management	4,784	4,753	2,744	2,257
	119,320	127,347	62,363	64,624

Development and construction fees	17,156	25,957	7,530	13,171
	324,039	344,966	168,874	174,380

Gain on disposition of real estate	4,841	5,067	73	4,135
Other	812	641	158	230
	329,692	350,674	169,105	178,745
Costs and expenses:
Salaries, wages and benefits	221,937	237,132	112,300	117,177
Commissions	40,149	38,239	22,798	20,612
General and administrative	57,007	63,454	31,263	33,492
Depreciation and amortization	9,371	9,222	5,195	4,670
Interest	3,967	5,050	1,626	2,588
	332,431	353,097	173,182	178,539
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(2,739)	(2,423)	(4,077)	206

Income tax benefit	1,201	1,065	1,784	12
Minority interest, net of income taxes (C)	1,321	1,195	1,101	811
Income from investments in unconsolidated subsidiaries, net of income taxes (C)	4,349	4,199	4,297	2,744
Income from continuing operations	4,132	4,036	3,105	3,773

Income (loss) from discontinued operations, net of income taxes (C)	84	(96)	(33)	(29)
Net income	$4,216	$3,940	$3,072	$3,744

Diluted earnings per share:
Income from continuing operations	$0.11	$0.11	$0.08	$0.10
Income from discontinued operations	—	—	—	—
Net income	$0.11	$0.11	$0.08	$0.10

Weighted average common shares outstanding	36,665,297	36,859,823	36,534,387	37,063,012

Net income	$4,216	$3,940	$3,072	$3,744
Depreciation and amortization (D)	9,457	9,222	5,236	4,670
Interest (E)	4,225	5,285	1,749	2,711
Income tax expense	3,290	3,091	2,407	2,960
EBITDA (F)	$21,188	$21,538	$12,464	$14,085

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2003, and for the three and six months ended June 30, 2002, have been reclassified to conform to the presentation for the three months ended June 30, 2003. These reclassifications did not have any impact on net income or EBITDA.

(B) In the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  None of these reclassifications had any impact on net income. The reclassifications did reduce EBITDA for the three and six months ended June 30, 2002 by $795 and $1,487, respectively.

(C) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(D)  Includes depreciation and amortization related to discontinued operations of $41 and $86 for the three and six months ended June 30, 2003, respectively.  There was no depreciation and amortization related to discontinued operations for the three and six months ended June 30, 2002.

(E)  Includes interest related to discontinued operations of $123 and $258 for the three and six months ended June 30, 2003, respectively, and $123 and $235 for the three and six months ended June 30, 2002, respectively.

(F) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.